EMPLOYEE RESTRICTED STOCK AGREEMENT
(Time-Based Conditions)
Under The 2007 Equity Incentive Plan
Of Forest Laboratories, Inc.

In consideration of services to be rendered by you (the "Grantee") to Forest Laboratories, Inc., a Delaware company (the "Company"), you have been awarded a stock grant (the "Grant") under the Company’s 2007 Equity Incentive Plan (the "2007 Plan"), which is incorporated herein by reference, covering a number of shares of Common Stock of the Company, par value $.10 per share (the "Shares") as listed on your restricted stock grant page (the "Information Page") on the website of the Stock Plan Administrator (as defined in Paragraph 14 below) subject to the terms and conditions of this Agreement and the 2007 Plan.

1. STOCK GRANT TERMS AND STOCK CERTIFICATES. The date of the Grant, the total number of Shares subject to the Grant, the Vesting Dates, the number of Shares subject to the Grant which vest on each Vesting Date (as described in Paragraph 2 hereof) and the per Share consideration for the Grant, if any, are identified on the Information Page. The stock certificate(s), if any, evidencing the Shares underlying the Grant shall be registered on the Company’s books in the name of the Grantee as of the date of Grant. Physical possession or custody of any such stock certificate(s) shall be retained by the Company or by a bank or other institution designated by the Company, until such Shares are vested or forfeited in accordance with the terms of this Agreement. While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including, without limitation, forfeiture) relating to the Shares represented by the stock certificate(s). If the Shares subject to the Grant have been evidenced by stock certificate(s) pursuant to this Paragraph, then as soon as practicable after the end of the applicable Restricted Period (as defined in Paragraph 2 hereof), the Company shall cause unlegended stock certificate(s) covering the requisite number of vested Shares registered on the Company’s books in the name of the Grantee (or his or her permitted transferee pursuant to Paragraph 7 hereof), to be delivered to such person and will cancel the legended stock certificates. Shares issued hereunder shall be fully paid and non-assessable.

2. VESTING. Subject to Paragraphs 3 and 4 hereof, a number of Shares underlying the Grant will become vested and non-forfeitable on each vesting date as listed on the Information Page (the "Vesting Date"), provided that on the applicable Vesting Date the Grantee continues to be employed by the Company (the "Condition"). Promptly following each Vesting Date, the Stock Plan Administrator will release to the Grantee (or his or her permitted transferee pursuant to Paragraph 7 hereof) the number of Shares with respect to which the Condition was satisfied on such Vesting Date, subject to any amounts that are withheld pursuant to Paragraph 10. With respect to any Share underlying the Grant, the period of time commencing on the date of the Grant and, subject to Paragraphs 3 and 4 hereof, ending on the applicable Vesting Date shall be referred to herein as the "Restricted Period".

3. DISABILITY OR DEATH OF GRANTEE. In the event of the Grantee’s disability (as defined in the 2007 Plan) or death while an employee of the Company and during the Restricted Period, then provided the Grant was awarded to the Grantee at least one year prior to the Grantee’s employment termination date or as otherwise determined by the Committee (as defined below in Paragraph 14), the then unvested Shares subject to any remaining time-based restrictions shall immediately vest on the date of such employment termination and the Restricted Period shall end on such date.

4. TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. In the event the Grantee’s employment with the Company is terminated by the Company without Cause (as defined in the Company’s Corporate Officer Severance Benefit Plan) or Grantee resigns from his or her employment with the Company for Good Reason (as defined in the 2007 Plan), in each case within two (2) years of a Change in Control (as defined in the 2007 Plan), the then unvested Shares subject to any remaining time-based restrictions shall immediately vest on the date of such employment termination and the Restricted Period shall end on such date.

5. FORFEITURE OF UNVESTED SHARES UPON TERMINATION OF EMPLOYMENT. Except with respect to Shares which have vested pursuant to Paragraph 2, 3 or 4, in the event that the Grantee ceases as an employee of the Company for any reason during the Restricted Period, all Shares subject to the Grant shall be forfeited by the Grantee as of the date that such employment terminates. Any Shares covered by the Grant that are forfeited by the Grantee shall be retired by the Company and resume the status of treasury shares. Except for employment terminations governed by Paragraph 3 or 4 (in which case the then unvested Shares subject to any remaining time-based restrictions shall immediately vest in accordance with such sections), the Committee in its discretion may waive in whole or in part any time-based Conditions which have not been satisfied except in connection with an employment termination for gross misconduct.

6. EMPLOYMENT. In consideration of the awarding of the Grant and regardless of whether the Conditions shall be satisfied, the Grantee will fulfill all the duties and obligations of his or her employment by the Company or its subsidiary. Nothing in this Agreement shall confer upon the Grantee any right to similar stock grants in future years or any right to be continued in the employ of the Company or its subsidiaries or shall interfere in any way with the right of the Company or any such subsidiary to terminate or otherwise modify the terms of the Grantee's employment.

7. RESTRICTIONS ON TRANSFER. The Shares subject to the Grant shall not be transferable during the Restricted Period, other than by will or the laws of descent and distribution, and except that the Grantee may transfer the Shares by gift to one or more members of the Grantee's immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only owners. In the event the Grantee wishes to transfer the Shares during the Restricted Period by gift as permitted by this Paragraph, the Grantee shall provide the Stock Plan Administrator notice of any such transfer in form and substance reasonably satisfactory to the Company and the Stock Plan Administrator, and no transferee shall have any rights in the Shares until such notice has been accepted by the Stock Plan Administrator. Transferred Shares shall be subject to all of the same terms and conditions of the 2007 Plan and this Agreement as if such Shares had not been transferred. More particularly (but without limiting the generality of the foregoing), during the Restricted Period the Shares may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Shares shall be null and void and without effect.

8. EFFECT ON OTHER BENEFITS. In no event shall the value of the Shares covered by the Grant awarded under this Agreement at any time be included as compensation or earnings for purposes of determining any other compensation, retirement benefit or other benefit offered to employees of the Company or its subsidiaries under any benefit plan of the Company unless otherwise specifically provided for in such benefit plan.

9. AVAILABLE SHARES; LEGAL COMPLIANCE. The Company shall pay all original issue and transfer taxes with respect to the issuance of such Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

10. TAXES. Except as provided below, the Grantee must pay the Company in cash upon demand any and all amounts due for the purpose of satisfying the Company’s liability, if any, to withhold federal, state or local income tax or employment tax (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the receipt of the Grant (including any such taxes incurred as a result of the Grantee’s election pursuant to Paragraph 11 hereof) or by reason of the vesting of the Shares in accordance with the terms of this Agreement. By accepting this Grant, the Grantee consents and directs that the Stock Plan Administrator may, but is not obligated to, withhold the number of Shares having an aggregate fair market value as of the date preceding the withholding sufficient to satisfy the Grantee’s obligations hereunder and to deliver such Shares to the Company. In addition, the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the Grantee.

11. TAX ELECTION. The Grantee hereby agrees to deliver to the Company a signed copy of any documents he or she may file with the Internal Revenue Service evidencing an election under Section 83(b) of the Internal Revenue Code of 1986 as amended, which copy shall be delivered to the Company within five (5) days after the date on which any such election is made.

12. CONDITION PRECEDENT TO GRANT. In the event that the award of the Grant shall be subject to, or shall require, any prior exchange listing, shareholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal or local government or its agencies or representatives, then the Grant hereunder shall not be deemed awarded until the fulfillment of such condition.

13. RIGHTS AS A STOCKHOLDER. Subject to the terms and conditions of this Agreement and the 2007 Plan, including, without limitation, the restrictions on transfer and the risk of forfeiture applicable to the Shares covered by the Grant during the Restricted Period, from and after the date of Grant, the Grantee shall have all the rights of a stockholder of the Company with respect to the Shares covered by the Grant, including the right to vote the Shares and the right to receive dividends or other distributions paid thereon, provided that any dividends in the form of Shares will be subject to the terms and conditions of the 2007 Plan and this Agreement.

14. ADMINISTRATION. The Compensation Committee (the "Committee") shall have full authority and discretion, subject only to the express terms of the 2007 Plan, to decide all matters relating to the administration and interpretation of the 2007 Plan and this Agreement and the Grantee agrees to accept all such Committee determinations as final, conclusive and binding. The Company may retain a third-party plan administrator or may designate an internal department to assist in the administration of the 2007 Plan. The term "Stock Plan Administrator" as used herein shall mean such third-party plan administrator or such internal department as designated by the Company from time to time.

15. COSTS. The Company shall not charge any Grantee for any part of the Company’s cost to administer and operate the 2007 Plan. If the Company retains a third-party plan administrator to assist in the administration of the 2007 Plan, the Grantee may be charged fees by such third-party plan administrator in connection with any transactions which the Grantee effects through such third-party plan administrator.

16. AMENDMENT. This Agreement shall be subject to the terms of the 2007 Plan, as may be amended by the Company from time to time, except that no amendment of the 2007 Plan adopted after the date of this Agreement shall impair the Grantee’s rights hereunder without his or her consent. In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Grantee’s rights hereunder without his or her consent.

17. DATA PRIVACY. By entering into this Agreement, the Grantee (a) authorizes the Company and its subsidiaries and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to disclose to each other such information and data as either of them shall request in order to facilitate the award of Grants and the administration of the 2007 Plan; (b) waives any data privacy rights the Grantee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to store and transmit such information in electronic form.

18. NOTICES. All notices and communications by the Grantee in connection with this Agreement or the Shares granted hereunder shall be delivered to the Stock Plan Administrator and to the Company. Notices to the Stock Plan Administrator shall be delivered in accordance with its established procedures as set forth on the website of the Stock Plan Administrator and notices to the Company shall be delivered in writing by electronic mail, nationally recognized overnight courier or certified mail, postage prepaid to the attention of Ms. Rita Weinberger, Finance Department, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022 (e-mail: rita.weinberger@frx.com). All notices and communications by the Stock Plan Administrator or the Company to the Grantee in connection with this Agreement shall be given in writing and shall be delivered electronically to the Grantee's e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Grantee's residence or to such other address as may be designated in writing by the Grantee.

19. ENTIRE AGREEMENT AND WAIVER. This Agreement and the 2007 Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof. To the extent that there is an inconsistency between the terms of (i) the 2007 Plan and this Agreement, the terms of the 2007 Plan shall control; or (ii) this Agreement and the Letter Agreement, the terms of the Letter Agreement shall control. There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or in the 2007 Plan or the Letter Agreement. Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

20. SEVERABILITY AND VALIDITY. The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

21. GOVERNING LAW. The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

22. HEADINGS. Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Grant or any provision hereof.

23. SUBSIDIARY. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.